Exhibit 10.11

SHOCKWAVE MEDICAL, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

This ShockWave Medical, Inc. Non-Employee Director Compensation Plan (this “Plan”) was adopted by the Board of Directors (the “Board”) of ShockWave Medical, Inc. (the “Company”) on February [    ], 2019, and became effective on February [    ], 2019.

1.    Eligibility. Each member of the Board who is not a full- or part- time officer or employee of the Company (a “Non-Employee Director”) is eligible to participate in this Plan during the period of the Non-Employee Director’s service as a member of the Board.

2.    Annual Cash Fees.

a.    Annual Board Member Fee. Each Non-Employee Director will earn cash compensation for service as member of the Board at an annual rate of $35,000 (such compensation, the “Annual Board Member Fee”).

b.    Annual Lead Director Fee. Any Non-Employee Director serving as “Lead Director” will earn cash compensation for such service at an annual rate of $40,000 (such compensation, the “Annual Lead Director Fee”).

c.    Annual Committee Chair Fees. Each Non-Employee Director serving as the chair of one or more of the following committees of the Board will earn cash compensation for such service at the annual rate set forth here (such compensation, the “Annual Committee Chair Fee”):

i.	$16,000 for the chair of the Audit Committee;

ii.	$12,000 for the chair of the Compensation Committee; and

iii.	$8,000 for the chair of the Nominating and Governance Committee.

d.    Annual Committee Member Fee. Each Non-Employee Director serving as a non-chair member of one or more of the following committees of the Board will earn cash compensation for such service at the annual rate set forth here (such compensation, the “Annual Committee Member Fee”):

i.	$8,000 for each member of the Audit Committee;

ii.	$6,000 for each member of the Compensation Committee; and

iii.	$4,000 for each member of the Nominating and Governance Committee.

e.    Payment. The Annual Board Member Fee, Annual Lead Director Fee, Annual Committee Chair Fee and Annual Committee Member Fee (together, the “Annual Fees”) earned by each Non-Employee Director will be paid quarterly in arrears on the last business day of each calendar quarter (each a “Quarterly Payment Date”). In the event that a Non-Employee Director serves on the Board, as Lead Director or as a chair or member of a committee for less than an entire quarter, the portion of the applicable Annual Fees earned and payable for such quarter will be prorated based on the number of days in such quarter for which such Non-Employee Director provided such service.

3.    Initial Option Award. In connection with the first offering (the “Offering”) of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”), certain Non-Employee Director will be eligible to receive a grant of options to acquire shares of Common Stock under the ShockWave Medical, Inc. 2019 Equity Incentive Plan (the “Equity Plan”) on the day of and following the determination of the pricing committee of the Board regarding the price at which shares of the Common Stock of the Company are to be offered to the public in the Offering (such determination, the “Pricing”) (each such award, an “Initial Award”). Non-Employee Directors who shall receive such Initial Awards shall be Frederic Moll, F.T. Jay Watkins, Colin Cahill and Antoine Papiernik. Each Initial Award will have an exercise price per share equal to the price per share of Common Stock to the public in the Offering, and will cover a number of shares of Common Stock such that the value of the award estimated using the Black-Scholes method shall be $150,000, rounded to the nearest full share. The Initial Award shall vest in three substantially equal installments on the first three anniversaries of the closing of the Offering, in each case subject to the recipient’s continued service as a member of the Board through the applicable vesting date.

4.    Cash Equivalent for Equity Award. In each case where an Non-Employee Director is an equity partner or service provider of a private equity sponsor of the Company, and such sponsor has informed the Company in writing that it does not allow its equity partners or service providers, as the case may be, to accept awards of equity for compensation for services rendered to boards of directors of its portfolio companies, then such Non-Employee Director shall be eligible to receive a cash award in lieu of any Initial Award (each, a “Cash Equivalent Award”) with a value equal to the designated value of the equity award that would otherwise be provided hereunder, but otherwise subject to the same terms and conditions applicable to such award.

5.    Administration. This Plan will be administered by the Board, or if the Board so determines in its discretion, by the Compensation Committee of the Board (the “Committee”). The Board (or the Committee, as the case may be) will have the power to construe this Plan, to determine all questions hereunder, and to adopt and amend such rules and regulations for the administration of this Plan as it may deem desirable. All decisions, determinations and interpretations of the Board (or the Committee, as the case may be) with respect to this Plan will be final and binding.

6.    Transfer and Assignment. The right of a Non-Employee Director to receive the payment of all or a portion of an Annual Fee or to be granted an Initial Award may not be assigned, transferred, pledged or encumbered, other than by will or the laws of descent and distribution and any attempted assignment or transfer will be null and void.

7.    Governing Law. This Plan will be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

8.    Amendment and Termination. The Board (or the Committee, if so authorized by the Board) may amend, modify or terminate this Plan for any reason at any time; provided, that no amendment, modification or termination, without the consent of the applicable Non-Employee Director, will materially adversely affect any then issued and outstanding Initial Award held by such Non-Employee Director.